Exhibit 10.1

EQUITY LINE OF CREDIT AGREEMENT

Date as of July 17, 2025

By and among

Mercurity Fintech Holding Inc., as the Company

And

Solana Ventures Ltd., as Investor

This EQUITY LINE OF CREDIT AGREEMENT (this “Agreement”) is entered into as of July 17th , 2025 (the “Effective Date”), by and between:

Mercurity Fintech Holding Inc., a Cayman Islands corporation, with its principal executive offices located at 1330 Ave of Americas, Fl 33rd A New York NY 10019 (the “Company”), and Solana Ventures Ltd., a corporation organized and existing under the laws of the British Virgin Islands, (the “Investor”).

WHEREAS, the Company desires to establish a facility whereby it may, from time to time during the term of this Agreement, issue and sell to the Investor, and the Investor shall purchase from the Company, up to $200,000,000 of the Company’s ordinary shares; and WHEREAS, the Investor desires to purchase such shares on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

Section 1. Commitment and Purchase Mechanics

1.1 Commitment Amount. Subject to the terms and conditions herein, Investor agrees to purchase from the Company up to USD $200,000,000 in ordinary shares of the Company (the “Shares”) over a period of twenty-four (24) months following the effective date of the Registration Statement (the “Availability Period”).

1.2 Purchase Notices. During the Availability Period, the Company may, at its sole discretion, deliver a written purchase notice (“Purchase Notice”) to Investor for the purchase of Shares, subject to the following:

-	Minimum USD $250,000 / Maximum USD $3,000,000 per Purchase Notice

-	Not to exceed 25% of the trailing 5-day average dollar volume (ADV)

-	No more than one Purchase Notice in any five (5) trading-day period

1.3 Purchase Price. The purchase price shall be 95% of the Volume-Weighted Average Price (“VWAP”) of the Company’s shares on the trading day following the Purchase Notice date (“Pricing Date”), but not less than the Dynamic floor based on 80% of 10-day low, as adjusted by Company notice.

1.4 Settlement. Delivery-versus-payment (DVP) through DTC; T+1 settlement. No pre-delivery of shares required.

1.5 Beneficial Ownership Cap. At no time shall Investor beneficially own more than 4.99% of the Company’s outstanding ordinary shares.

Section 2. Investor Market Conduct

2.1 Leak-Out Restriction. Investor may not resell more than the lesser of (a) 10% of a given day’s trading volume or (b) 50,000 shares per day.

2.2 No-Short Covenant. Investor agrees not to short sell, establish derivatives, or profit from a decline in the Company’s share price from Purchase Notice delivery through five (5) trading days post-settlement. Breach triggers mandatory repurchase at the higher of (i) Purchase Price × 110%, or (ii) Market price, plus 300% of any economic benefit gained.

Section 3. Commitment Consideration and Fees

3.1 Milestone Commitment Shares. Instead of up-front commitment shares, the Company shall issue to Investor milestone shares equal to 1% of the funded amount upon reaching each of the following thresholds: $20M, $40M, $60M, $80M, and $100M.

3.2 Legal and Due Diligence Reimbursement. Company shall reimburse Investor’s legal and diligence costs, capped at USD $25,000, payable at the closing of the first Purchase Notice.

3.3 Termination Fee. None, provided at least one Purchase Notice of $250,000 or more is completed within 12 months of the Effective Date.

Section 4. Registration, Listing and Compliance

4.1 Registration Statement. Company shall file a Form F-1 (or F-3 when eligible) within 30 days of signing, covering up to 50M shares. Investor will be named as a selling shareholder.

4.2 Effectiveness Deadline. 90 calendar days from filing (or 120 calendar days if subject to SEC review).

4.3 Delay Penalty. 0.5% of unfunded amount per month (pro rata), or Investor may extend deadline.

4.4 Listing Maintenance & Floor Price. Company agrees to maintain listing on Nasdaq. If the calculated Dynamic Floor Price falls below $1.20 for 30 consecutive trading days, the Company shall suspend future Purchase Notices.

Section 5. Use of Proceeds and Investor Relations

Proceeds shall be used for working capital, business expansion, strategic marketing, and other general corporate purposes. The Company agrees to work in good faith with Investor on long- only fund introductions.

Section 6. Alternative Financings

The Company may engage in other offerings (e.g., ATM, PIPEs) provided no third party receives more favorable variable-price rights.

Section 7. Underwriter Lock-Up Compliance

7.1 The Company represents and warrants that, as of the Effective Date, it is not subject to any contractual restriction, lock-up agreement, market standstill, or similar arrangement (a “Lock-Up Restriction”) that would prohibit the Company from issuing, or the Investor from acquiring, the ordinary shares to be issued pursuant to this Agreement.

7.2 To the extent that any such Lock-Up Restriction is or may be applicable, including those arising from prior public offerings or existing underwriting agreements, the effectiveness of this Agreement shall be expressly conditioned upon the Company obtaining, within forty-five (45) calendar days of the Effective Date, a written waiver or confirmation from the relevant underwriter(s) or contractual counterparty(ies) that the execution and performance of this Agreement do not violate or otherwise contravene such Lock-Up Restriction(s).

7.3 In the event that such waiver or confirmation is not obtained within the specified period, either Party shall have the right to terminate this Agreement upon written notice to the other Party, whereupon neither Party shall have any further obligation or liability hereunder, other than obligations that expressly survive termination.

Section 8. Representations and Warranties

Each Party represents it has corporate authority to enter into this Agreement and that entering into and performing under this Agreement does not breach any other agreement or legal obligation. Each Party further represents that all information provided is accurate and complete.

Section 9. Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each Party consents to the exclusive jurisdiction of the state and federal courts located in New York County, New York, and waives any right to a jury trial.

Section 10. Miscellaneous

10.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any prior understanding, written or oral.

10.2 Confidentiality. The terms of this Agreement shall remain confidential except where disclosure is required by law or regulation.

10.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Mercurity Fintech Holding Inc.

By:	/s/ SHI QIU
Name:	SHI QIU
Title:	CEO
Date:	7/17/2025

Solana Ventures Ltd.

By:	/s/ Jonathan Brown
Name:	Jonathan Brown
Title:	Chairman
Date:	7/17/2025

Exhibit A

Form of Purchase Notice

Date: [Insert Date] To: [Investor Name]

From: Mercurity Fintech Holding Inc.

Pursuant to the Equity Line of Credit Agreement dated as of July 17, 2025 (the “Agreement”), the Company hereby delivers this Purchase Notice requesting that you purchase shares of the Company’s ordinary shares as follows:

●	Purchase Amount Requested: US $[●]
●	Pricing Date: [Insert Expected Pricing Date]
●	Minimum Purchase Price (Floor Price): Based on 80% of 10-day low
●	Beneficial Ownership Limitation: 4.99%
●	Settlement Instructions: [Company’s DTC participant number and account]

Please confirm receipt and that the transaction can proceed pursuant to the Agreement.

Sincerely,

MERCURITY FINTECH HOLDING INC.

1)	By:
Name:
Title:
Date: